Exhibit 10.11

Managing Director Agreement

between

Aebi Schmidt Holding AG

Schulstrasse 4

8500 Frauenfeld

(hereinafter referred to as the “Employer”)

and

Barend Fruithof

[REDACTED]

8002 Zurich

(hereinafter referred to as the “Chief Executive Officer/CEO”)

I.	Position of the CEO

1.	The CEO is Chairman of the Group Management of the Employer.

2.	The CEO reports to, and is subject to the directives of, the Board of Directors of the Employer and, together with the Group Management, is responsible for carrying out the directives of the same. Formally, the CEO reports to the Chairman of the Board of Directors of the Employer.

3.	The other members of the Group Management of the Employer report directly to the CEO.

4.	The CEO may bind the Employer with respect to third parties subject to the dual signature requirement.

II.	Tasks and Duties of the CEO

5.	The CEO has overall responsibility for the operations of the Employer.

6.	The tasks and duties of the CEO are based on the requirements, directives and objectives of the Board of Directors of the Employer.

7.	In all other respects, the competencies and tasks are determined by the general directives and the Organizational Regulations of the Employer (see attachment). The Board of Directors and the CEO may also agree on specific duties and/or a job description.

III.	Duties of Loyalty and Care

8.	The CEO must carry out the tasks assigned to him with due care and advance the interests of the Employer. He must comply with the instructions of the Board of Directors. He is responsible for accurate monthly Controlling/Reporting of the Group to the Board of Directors. He shall immediately report any difficulties and shortcomings of which he becomes aware.

9.	In connection with his professional activities, the CEO may not, without the express knowledge of the Employer, have promised to him or accept gifts, commissions or other benefits of any kind, whether directly or indirectly. The CEO is prohibited from engaging in any active or passive bribery. He must refrain from engaging in any unfair competitive activities with respect to third parties. If he becomes aware of any such attempt by other employees or third parties, he must immediately inform the Board of Directors.

IV.	Place of Work

10.	The Employer’s registered office is located in Frauenfeld, Thurgau, Switzerland. The CEO will carry out his work in all places in which the Group operates, and in such places as the interests of the Group may require his presence, specifically in St. Blasien (Germany), Burgdorf (Switzerland), Kielce (Poland), Zurich-Oerlikon (Switzerland), and Holten (The Netherlands), as well as the United States of America. The principal place of business/seat of management is in Zurich-Oerlikon.

V.	Working Hours

11.	The CEO shall conform his efforts to the business and tasks to be accomplished.

12.	Consistent with his leadership position, the CEO is not bound by the otherwise applicable rules and regulations of the Employer and its subsidiaries or employment laws. He is therefore required to perform such additional work as is necessary to achieve the objectives of the Board of Directors. Any and all overtime and extra hours are covered by his salary do not entitle the CEO to additional compensation or paid time off.

VI.	Salary

13.	The annual base salary of the CEO, starting as of April 1, 2020, is CHF 600,000 (gross). The base salary covers the CEO’s use of his private car (compare to Section 17b).

The annual base salary shall be paid in 12 monthly installments.

14.	The CEO is entitled to receive a performance bonus. The details of this bonus are set out in a separate supplemental arrangement as attached hereto.

15.	Statutory/regulatory employee social security contributions shall be deducted from the annual base salary and the performance bonus.

16.	The CEO shall receive the following expense reimbursements:

a.	Out-of-pocket expenses in accordance with the Employer’s expense reimbursement policies.

b.	The CEO shall cover the costs of business travel using his personal vehicle. Such costs are covered by his annual base salary. As soon as the CEO is no longer a member of the Board of Directors at AMAG, this provision shall no longer apply, and the Employer shall assume the costs for an appropriate company car corresponding to the position of the CEO and consistent with applicable tax law.

c.	Other expenses in accordance with the applicable policies of the Employer.

VII.	Employee Stock Plan

17.	The Employer has an employee stock participation plan. The CEO will participate in this plan in all material respects.

VIII.	Vacation

18.	The CEO is entitled to 25 business days of vacation per year. The CEO’s vacation entitlement shall be prorated for any year in which he joins or leaves the Employer.

IX.	Executive Insurance/Social Security – Continued Payment of Wages

19.	The Employer shall include the CEO in its social security programs. Applicable laws and the Employer’s policies govern his participation in these programs.

20.	The CEO acknowledges that he has taken (or can take) note of all social security policies and programs of the Employer and that he recognizes them as integral parts of this Managing Director Agreement.

21.	If the CEO is prevented from working through no fault of his own, the Employer shall pay his salary in accordance with applicable law. To the extent the Employer has insured this risk, the insurance proceeds shall substitute the Employer’s obligation to pay, and the Employer shall be released from any further liability in this regard.

X.	Outside Activities

22.	The CEO shall devote his entire work time and efforts to the service of the Employer. The CEO’s undertaking of other (paid or unpaid) activities is only permitted to the extent such activities do not adversely affect the obligations of the CEO under this Managing Director Agreement, the satisfaction of the Employer’s objectives and the advancement of its interests.

23.	The undertaking by the CEO of any such outside activities is generally subject to the requirement that the CEO informs the Board of Directors of such activities prior to undertaking them, and in the cases of paid outside activities, the requirement to obtain the Board of Directors’ prior written consent. The undertaking of 2 - 3 director positions is generally compatible with this Managing Director Agreement. The list of current director and similar positions is attached to this Managing Director Agreement. The CEO confirms that these activities do not give rise to any conflicts of interest with the duties and obligations of the CEO under this Managing Director Agreement.

XI.	D&O Insurance

24.	The Employer has taken out D&O insurance for the benefit of the Board of Directors and Group Management. The CEO confirms that he has knowledge of this D&O insurance policy.

XII.	Confidentiality

25.	The CEO confirms that, in his capacity as CEO, he has or will have insight into the production, business and trade secrets as well as clients of the Employer, and that the use and disclosure of such information, including third parties’ knowledge thereof, will materially harm or may materially harm the Employer.

26.	The CEO is obligated to keep the business and trade secrets as well as other internal information of the Employer confidential in a comprehensive fashion, both during and after his term of employment. This obligation also extends to the affairs of other companies with which the Employer is economically and organizationally affiliated or cooperates.

27.	The CEO shall treat all confidential documents and other data, including any copies thereof, relating to the Employer and its customers and affiliated companies as strictly confidential. All such documents and data must be returned to the Employer immediately upon termination of employment or destroyed upon the Employer’s instruction.

XIII.	Non-Competition

28.	The CEO shall, in accordance with the following provisions, refrain from any activity that directly or indirectly competes with the Employer, in particular operating or establishing a business that pursues the same purpose as the Employer and/or is in competition with the Employer, being directly or indirectly active in any such business, or investing in any such business, or advising any such business or otherwise providing services to any such business in return for payment or no payment.

29.	This non-competition clause applies:

a.	Duration: during the term of this Managing Director Agreement and for two years after its termination.

b.	Geographical Scope: In all markets in which the Employer is active, in particular all of Europe.

c.	Subject Matter Scope: For all businesses in the areas of municipal, airport and agricultural equipment and vehicles, e.g., [REDACTED] and similar companies).

The Employer may provide for exceptions to this non-competition clause by resolution of the Board of Directors and written notification to the CEO.

30.	This non-competition clause also applies to the Employer’s subsidiaries.

XIV.	Start, Duration and Termination of the Employment Relationship

31.	This Managing Director Agreement, effective retroactively as of January 1, 2020, replaces the Managing Director Agreement dated February 23, 2017. However, Section 13 of this Managing Director Agreement applies as of April 1, 2020.

32.	This Managing Director Agreement is terminable upon 12 months’ notice, effective as of the applicable month’s end.

33.	Notice of termination must be delivered by certified mail or against confirmation of receipt. The notice of termination must be in the possession of the other party on the last working day before the start of the notice period.

34.	The Employer is entitled to relieve the CEO from the further fulfillment of his duties during the notice period. In this case, any unused vacation days as well as any other earnings of the CEO achieved during the notice period shall be offset against the Employer’s continued salary payment obligations.

XV.	Further Provisions

35.	The members of the Executive Board are fundamentally not subject to the “Agreement of the Engineering Industry” (Vereinbarung der Maschinenindustrie - GAV).

36.	This Managing Director Agreement is subject to Swiss law. For actions arising out of or in connection with this Managing Director Agreement, the court at the residence or principal place of business of the party being sued, or the location where the CEO ordinarily performs his duties, shall have jurisdiction. This Managing Director Agreement represents the entire agreement between the parties. Amendments to this Managing Director Agreement must be made in writing and must be signed by both contracting parties in order to be valid.

37.	The enumerated attachments as well as subsequent amendments and/or supplements to these attachments (including verbal amendments and/or supplements) form an integral part of this Managing Director Agreement. The CEO is familiar with the Organizational Regulations, the expense policies including supplemental policies, the employee share plan and the Code of Conduct as well as all other policies relevant to his activities.

38.	This Managing Director Agreement and its attachments is executed in three copies. Each of the CEO, the Chairman of the Nomination and Compensation Committee, and the Chairman of the Board of Directors is to receive a copy.

Frauenfeld, April 16, 2020	Zurich, April 16, 2020

For Aebi Schmidt Holding AG:	CEO:

/s/ Peter Spuhler	/s/ Barend Fruithof

Peter Spuhler	Barend Fruithof

Chaiman of the Nomination and Compensation Committee:

/s/ Andreas Rickenbacher

Andreas Rickenbacher

Attachments

●	Bonus Agreement as of January 1, 2020

●	List of outside director and similar positions as of January 1, 2020.

Attachment 1: Bonus Agreement to this Managing Director Agreement between Aebi Schmidt Holding AG and Barend Fruithof, CEO

1.	The CEO is entitled to receive the following bonus depending on the EBIT margin:

a.	EBIT margin of greater than 4%: CHF 100,000

b.	EBIT margin of greater than 5%: CHF 200,000

c.	EBIT margin of greater than 6%: CHE 300,000

d.	EBIT margin of greater than 7%: CHF 400,000

e.	EBIT margin of greater than 8%: CHF 500,000

f.	EBIT margin of greater than 9%: CHF 600,000

g.	EBIT margin of greater than 10%: CHF 700,000

2.	If these EBIT margin targets are exceeded, the bonus may be further increased upon approval of the Board of Directors.

3.	The bonus shall be paid to the CEO within the 10-day period after the Annual General Meeting of the Employer. In the event of a resignation during a fiscal year, the bonus entitlement for the current year shall lapse.

4.	This supplemental agreement to the Managing Director Agreement forms an integral part of the currently valid Managing Director Agreement between the Employer and the CEO as of January 1, 2020.

Frauenfeld, April 16, 2020	Zurich, April 16, 2020

For Aebi Schmidt Holding AG:	CEO:

/s/ Peter Spuhler	/s/ Barend Fruithof

Peter Spuhler	Barend Fruithof

Place, Date: Jens, April 17, 2020.

Chaiman of the Nomination and Compensation Committee:

/s/ Andreas Rickenbacher

Andreas Rickenbacher

Attachment 2: List of outside director and similar positions pursuant to Section 22 and Section 23 of the Managing Director Agreement between Aebi Schmidt Holding AG and Barend Fruithof, CEO.

As of January 1, 2020, the CEO holds the following outside director positions and similar positions:

a)	AMAG Leasing AG and affiliated companies (director and at times Chairman of the Board);

b)	HRS Holding AG and affiliated companies (director);

c)	Zugerberg Finanz AG (director, only for a short period of time, 1 to 2 years);

d)	ERNI Global AG (Vice Chairman of the Board, limited time commitment, only substitute arrangement);

e)	Esisuisse (Member of the Board; related to Zugerberg Finanz AG position, only still for a short period of time, 1 to 2 years)

f)	ZSC Lions Eishockey AG (director);

g)	GCK/ZSC Lions Nachwuchs AG and GCK Lions AG;

h)     Swissmem (Member of the Board).

Frauenfeld, April 16, 2020	Zurich, April 16, 2020

For Aebi Schmidt Holding AG:	CEO:

/s/ Peter Spuhler	/s/ Barend Fruithof
Peter Spuhler	Barend Fruithof

Place, Date: Jens, April 17, 2020.

Chaiman of the Nomination and Compensation Committee:

/s/ Andreas Rickenbacher

Andreas Rickenbacher